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                                    EXHIBIT 5


December 21, 1999



HomeCom Communications, Inc.
14 Piedmont Center, Suite 100
3535 Piedmont Rd.
Atlanta, GA 30305




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          Re:  Registration Statement on Form S-8 Relating to the issuance of
               Common Stock of HomeCom Communications, Inc. pursuant to that certain Warrant Agreement, dated as of December 21, 1999, (the "Warrant Agreement")

Gentlemen:

         With respect to the Registration Statement on Form S-8 (the "Registration Statement"), filed by HomeCom Communications, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended,up to 15,077 shares of the Company's common stock, par value $0.0001 per share, for issuance pursuant to the Warrant Agreement, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 15,077 shares covered by the Registration Statement, upon the exercise of delivery of such shares and payment therefor in accordance with the terms stated in the Warrant Agreement and the Registration Statement, will be duly and legally authorized, issued and outstanding and will be fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                                    Very truly yours,

                                                    Sims Moss Kline & Davis LLP



                                                    By: Raymond L. Moss, Partner

                                                    RLM/lkb